Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.





                                                                 EXHIBIT 10(b.2)

                       TERMINATION AND TRANSFER AGREEMENT

      THIS TERMINATION AND TRANSFER AGREEMENT dated as of February 24, 2004 (the "Effective Date"), is made by and between DUSA PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of New Jersey, having offices at 25 Upton Drive, Wilmington, Massachusetts 01887 U.S.A. ("DUSA") and DRAXIS HEALTH INC., a corporation organized and existing under the laws of Canada, having offices at 6870 Goreway Drive, Suite 200, Mississauga, Ontario L4V 1P1 Canada ("Draxis").

                             PRELIMINARY STATEMENTS

      WHEREAS, DUSA, Draxis, and PARTEQ RESEARCH AND DEVELOPMENT INNOVATIONS, a non-profit corporation without share capital organized and existing under the laws of the Province of Ontario, having offices at Queens University at Kingston, Kingston, Ontario Canada KL7 3N6 ("PARTEQ") are parties to that certain Amended and Restated Assignment Agreement dated April 16, 1999 (the "Assignment") pursuant to which DUSA assigned to Draxis all of DUSA's rights and obligations under that certain the Amended and Restated License Agreement between DUSA and PARTEQ effective as of March 11, 1998 (the "License"), insofar as such rights and obligations relate to the Territory (defined below); and

      WHEREAS, in connection with the execution of the Assignment, DUSA and Draxis also entered into that certain Confidential Disclosure Agreement dated April 16, 1999 (the "CDA"); and

      WHEREAS, in May 2001, Draxis obtained Registration (defined below) of the DUSA Product (defined below) in the Territory; and

      WHEREAS, each of the Parties (defined below) believe that it is in its best interest for Draxis to: (a) return to DUSA all rights granted to Draxis under the Assignment and terminate the Assignment; and (b) transfer to DUSA all right, title and interest in and to the Registration together with all relevant know-how, pre-clinical and clinical study data and results, reports, records, market research and materials including, without limitation, any CTAs, Registration Applications (as each is defined below) and other regulatory filings in Draxis' name relating to the DUSA Product, all subject to the terms and conditions set forth herein.

      NOW THEREFORE, in consideration of the foregoing preliminary statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1.    DEFINITIONS.

      As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context clearly and unambiguously dictates otherwise. References to the singular include the plural and vice versa, and references to Sections, Exhibits and Schedules are references to the sections, exhibits and schedules of this Agreement.

      1.1 "Affiliate" shall mean, with respect to a Party, any entity controlling, controlled by, or under common control with, such Party, for only so long as such control exists. For these purposes, "control" shall refer to:
(i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of an entity.

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.



      1.2 "Agreement" shall mean this termination and transfer agreement together with the preliminary statements and all exhibits, schedules and attachments hereto and thereto.

      1.3 "Assignment" shall have the meaning assigned to such term in the preliminary statements of this Agreement.

      1.4 "CDA" shall have the meaning assigned to such term in the preliminary statements of this Agreement.

      1.5 "CTA" shall mean a clinical trial application filed with the TPD as required prior to the commencement of any clinical trial of Products, the Method or the DUSA Product in humans in the Territory.

      1.6 "Confidential Information" shall have the meaning assigned to such term in the CDA.

      1.7 "Draxis Know-How" shall mean any and all improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and information), whether patentable or unpatentable, generated, owned or controlled by Draxis or its Affiliates during the term of the Assignment: (i) useful or necessary for the development, use or sale of: (1) Products and/or the Method in the Territory; or (2) the DUSA Product in the Territory; or (ii) relating to the Invention; including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.

      1.8 "Draxis Patent Rights" shall mean all patents (including, without limitation, all reissues, extensions, substitutions, re-registrations, re-examinations, re-validations, supplementary protection certificates and patents of addition) and patent applications (including, without limitation, all provisional applications, continuations, continuations-in-part and divisions) which: (i) are useful or necessary for the development, use or sale of: (1) Products and/or the Method in the Territory; or (2) the DUSA Product in the Territory; or (ii) relate to the Invention; and in each case are owned by or licensed to Draxis or its Affiliates as of the Effective Date as set forth on
Schedule 1.8.

      1.9 "Draxis Intellectual Property" shall mean, collectively, the Draxis Know-How and Draxis Patent Rights.

      1.10 "DUSA Product" shall mean collectively: (i) Levulan(R) 20% topical solution; and (ii) DUSA's proprietary, disposable applicator being commercialized under the trademark Kerastick(R), for the application of Levulan(R) 20% topical solution.

      1.11 "Effective Date" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

      1.12 "First Commercial Sale" shall mean the first sale for use or consumption of the DUSA Product in the Territory.

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


      1.13 "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied by the party at issue.

      1.14 "Gross Sales" shall mean the gross invoiced sales price received by DUSA or its Affiliates and sublicensees, if any, with respect to the sale of the DUSA Product for the Territory, it being agreed by the Parties that only a customary number of samples of the DUSA Product shall be provided to the market for promotional purposes, as determined by DUSA in its reasonable sole discretion.

      1.15 "Improvements" shall have the meaning assigned to such term in the License and incorporated by reference in to the Assignment.

      1.16 "Indemnitee" shall have the meaning assigned to such term in Section 8.3.

      1.17 "Invention" shall have the meaning assigned to such term in the License and incorporated by reference in to the Assignment.

      1.18 "Levulan(R)" shall mean DUSA's brand of the chemical compound 5 - aminolevulinic acid HCl.

      1.19 "License" shall have the meaning assigned to such term in the preliminary statements of this Agreement.

      1.20 "Materials" shall have the meaning assigned to such term in Section 3.2.1.

      1.21 "Method" shall have the meaning assigned to such term in the License and incorporated by reference in to the Assignment.

      1.22 "Party" shall mean DUSA or Draxis and, when used in the plural, shall mean DUSA and Draxis.

      1.23 "Products" shall have the meaning assigned to such term in the License and incorporated by reference in to the Assignment.

      1.24 "Proprietary Information" shall have the meaning assigned to such term in Section 7.2.

      1.25 "Registration" shall mean approval by the Regulatory Authorities in the Territory of any Registration Application including, but not limited to, pricing and reimbursement approvals, for Products, the Method or the DUSA Product.

      1.26 "Registration Application" shall mean any filing(s) made with the Regulatory Authorities including, without limitation, a new drug submission filed with the TPD, for regulatory approval of the marketing, manufacture and sale (and pricing, as applicable) of the Products, the Method or the DUSA Product in the Territory.

      1.27 "Regulatory Authority" shall mean the TPD together with the Health Products and Food Branch of Health Canada, or any successors thereto, as well as any state or local health regulatory authorities having jurisdiction over any activities contemplated by the Parties including, without limitation, the marketing, manufacture, and sale of Products, the Method or the DUSA Product in the Territory.

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


      1.28 "Royalty Payment Period" shall mean the period commencing as of the First Commercial Sale and terminating upon the expiration of five (5) years. For these purposes, a "year" shall refer a calendar year beginning on the Effective Date and ending of 365 days (or 366 days in a leap year) thereafter.

      1.29 "Territory" shall mean Canada.

      1.30 "TPD" shall mean the Therapeutic Products Directorate of Health Canada, or any successor thereto.

      1.31  "Transfer  Fees"  shall have the  meaning  assigned  to such term in
Section 3.3

      1.32 "United States," "U.S." or "U.S.A." shall mean The United States of America.

2.    REPRESENTATIONS AND WARRANTIES.

      2.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

            2.1.1 such Party: (1) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; (2) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (3) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such Party and would not materially adversely affect such Party's ability to perform its obligations under this Agreement;

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


            2.1.2 such Party: (1) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (2) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

            2.1.3 such Party has obtained all necessary consents, approvals and authorizations of all governmental authorities and third parties required to be obtained by such Party in connection with this Agreement; and

            2.1.4 the execution and delivery of this Agreement and the performance of such Party's obligations hereunder: (1) do not, to the best of such Party's knowledge, conflict with or violate any requirement of applicable laws or regulations; and (2) do not conflict with, or constitute a default under, any contractual obligation of such Party.

      2.2 Representations and Warranties of Draxis. Draxis hereby represents and warrants to DUSA, as of the Effective Date, that:

            2.2.1 Draxis is the owner of a Registration for the DUSA Product and such Registration is in full force and effect and has been maintained to date;

            2.2.2 to the best of Draxis' knowledge: (1) Draxis has disclosed to DUSA all Draxis Know-How in its or its Affiliates possession; and (2) Draxis and its Affiliates have exclusive rights to all of the Draxis Know-How in existence on the Effective Date and the exclusive right to grant licenses with respect thereto;

            2.2.3 Draxis is the owner of, or has exclusive rights to, all of the Draxis Patent Rights set forth on Schedule 1.8, and has the exclusive right to grant to DUSA the rights granted under this Agreement. Schedule 1.8 sets forth a complete and accurate list of all Draxis Patent Rights;

            2.2.4 Draxis has not entered into any agreement with any third party that is in conflict with the return of rights to DUSA pursuant to this Agreement; and

            2.2.5 Draxis is in full compliance with the terms and conditions of the Assignment and no payments or other financial obligations are due from Draxis to any third party (including, without limitation, PARTEQ) thereunder.

      2.3 Representations and Warranties of DUSA. DUSA hereby represents and warrants to Draxis, as of the Effective Date, that DUSA is in full compliance with the terms and conditions of the Assignment.

3.    TERMINATION; TECHNOLOGY TRANSFER.

      3.1 Termination of Assignment. Effective as of the Effective Date, the Parties agree to terminate the Assignment and all obligations of each Party to the other under the Assignment, except for those set forth in Sections 6.1, 6.2, and 14.1 (solely with respect to claims arising prior to the Effective Date) of the License which are incorporated by reference into the Assignment, which shall survive such termination. Thereafter, DUSA shall be free to develop and commercialize Products and the Method in the Territory without compensation or other obligation to Draxis, subject to payment of the termination payment set forth in Section 4.1.

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


      3.2 Technology Transfer; Grant of Rights.

            3.2.1 Within thirty (30) days of the Effective Date, Draxis will return or transfer to DUSA all data, information and materials including, without limitation, all pre-clinical and clinical study data and results, reports, records, market research, Confidential Information and all regulatory filings (e.g., all CTAs, Registration Applications and Registrations) (collectively, the "Materials"), together with all know-how, including Draxis Know-How, pertaining to the development and commercialization of Products and the Method as well as the DUSA Product, received by Draxis or its Affiliates from DUSA or developed by Draxis, its Affiliates and/or their third party contractors or collaboration partners during the term of the Assignment.
Schedule 3.2.1 sets forth an initial list of Materials for transfer. In addition, the Parties shall work together to identify any additional Materials and know-how, including Draxis Know-How, that should be transferred. In the event that, after the Effective Date, Draxis or DUSA identifies any such Materials or know-how, including Draxis Know-How, received by Draxis or its Affiliates from DUSA or developed by Draxis, its Affiliates and/or its third party contractors or collaboration partners during the term of the Assignment, the identifying Party shall promptly notify the other and the Parties agree to promptly make arrangements for the return or transfer to DUSA of such Materials or know-how, including Draxis Know-How, as applicable. Notwithstanding the foregoing, Draxis shall be entitled to retain archival copies of all Materials and know-how, including Draxis Know-How, in electronic or hardcopy form for purposes of its ongoing confidentiality obligations pursuant to Section 7.

            3.2.2 To the extent required for DUSA to access Materials in the possession of third party contractors and collaboration partners engaged by Draxis or its Affiliates to perform services on its or their behalf including, without limitation, to conduct: (1) preclinical or clinical studies on Products and the Method as well as the DUSA Product; or (2) market research on the DUSA Product, Draxis agrees to grant permission under any applicable agreement for such third parties to give access to DUSA such Materials and any other data and documentation relating to Products, the Method or the DUSA Product in their possession. In addition, Draxis shall assign, or have its Affiliate assign, its rights to DUSA as needed under applicable agreements to permit such access by DUSA and, subject to the prior written approval of DUSA, Draxis may assign to DUSA obligations of confidentiality, if any, that are required for purposes of such access. As of the Effective Date, Draxis has identified the third party contractors and collaboration partners set forth on Schedule 3.2.2.

            3.2.3 To enable DUSA to fully exploit its rights under the License, Draxis and its Affiliates hereby grant to DUSA an exclusive, irrevocable, fully paid-up, royalty-free, right and license under the Draxis Intellectual Property to develop, make, have made, use, offer to sell, sell and have sold Products, the Method and the DUSA Product for all indications worldwide. The foregoing license shall include the right to grant sublicenses.

      3.3 Fees and Expenses. Each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement; provided, that, the Parties agree that any fees, charges, transfer taxes, bulk sales taxes or other payments ("Transfer Fees") required to be made to any governmental entity in connection with the transfer of Materials shall be borne by DUSA. Draxis and DUSA shall cooperate in timely making and filing all filings including, but not limited to, tax returns, reports and forms as may be required with respect to any Transfer Fees payable in connection with the transactions contemplated by this Agreement.

4.    CONSIDERATION.

      4.1 Termination Payment to Draxis. As consideration to Draxis for the return to DUSA of the licenses and other rights granted to Draxis under the Assignment, DUSA shall pay to Draxis a non-refundable, non-creditable termination payment of [c.i.] within two (2) business days of the execution of this Agreement by both Parties.

      4.2 Royalties. In recognition of the value-added contributions made by Draxis in obtaining Registration of the DUSA Product in the Territory, including, without limitation, the data, information, Materials and Draxis Intellectual Property developed by Draxis during the term of the Assignment all of which are being transferred or licensed to DUSA pursuant to Section 3.2, DUSA shall pay to Draxis during the Royalty Payment Period a royalty [c.i.] of Gross Sales by DUSA and its Affiliates and sublicensees, if any, in the Territory.

5.    PAYMENTS AND REPORTS.

      5.1 Payments.

            5.1.1 Beginning with the Calendar Quarter in which the First Commercial Sale of a DUSA Product is made in the Territory by DUSA or its designee, and for each Calendar Quarter during the Royalty Payment Period thereafter, royalty payments pursuant to Section 4.2 shall be made to Draxis within forty-five (45) days following the end of each such Calendar Quarter. Each royalty payment shall be accompanied by a report, summarizing the total Gross Sales during the relevant Calendar Quarter and the calculation of royalties, if any, due thereon. In the event that no royalties are payable in respect of a given Calendar Quarter, DUSA shall submit a royalty report so indicating.

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


            5.1.2 All other payments to be made under this Agreement shall be made in accordance with the terms set forth in the applicable Section(s) regarding such payments

      5.2 Mode of Payment. All payments under this Agreement shall be made in Canadian Dollars, via wire transfer of immediately available funds as directed by Draxis from time to time. For sales of DUSA Product in the Territory made in a currency other than Canadian Dollars, royalties hereunder shall be calculated in the currency of such sale or payment and converted into Canadian Dollars at the rate published by the Bank of Canada on the last business day of the Calendar Quarter in which such sale is made.

      5.3 Late Charges. Amounts not paid when due as set forth in Section 5.1 shall be subject to a late charge at a rate of interest equal to the prime rate plus three percent (3%) as reported on the date such payment is due by the East Coast Edition of The Wall Street Journal, with daily compounding of interest. Payment by DUSA of such late charges shall be Draxis' sole and exclusive remedy for any failure of DUSA to pay any amounts under this Agreement when due.

      5.4 Records Retention. DUSA and its Affiliates shall keep complete and accurate records pertaining to the sale of the DUSA Product in the Territory during the Royalty Payment Period, for a period of three (3) calendar years after the year in which such sales occurred, and in sufficient detail to permit Draxis to confirm the accuracy of the aggregate royalties paid by DUSA hereunder.

      5.5 Audits.  During the Royalty  Payment  Period and for a period of three
(3) years thereafter, at the request and expense of Draxis, DUSA and its Affiliates, if any, shall permit an independent, certified public accountant appointed by Draxis and reasonably acceptable to DUSA, at reasonable times and upon reasonable notice (but in no case no more than once per calendar year), to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Gross Sales in the Territory and the correctness of any royalty payment made under this Agreement. The independent, certified public accountant shall disclose to Draxis only the royalty amounts which the independent auditor believes to be due and payable hereunder to Draxis and shall disclose no other information revealed in such audit. Any and all records examined by such independent accountant shall be deemed DUSA's Confidential Information which may not be disclosed by said independent, certified public accountant to any third party. If, as a result of any inspection of the books and records of DUSA, it is shown that any royalty payments under this Agreement were less than the amount which should have been paid, then DUSA shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within forty-five (45) days of Draxis' demand therefor. Draxis shall pay for such audits, except that in the event that the royalty payments made by DUSA were less than ninety percent (90%) of the undisputed amounts that should have been paid during the period in question, DUSA shall pay the reasonable costs of the audit.

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


      5.6 Taxes. The Parties understand that, under applicable law as of the Effective Date, there are no withholding requirements for the payments set forth in this Agreement. In the event that DUSA is required to withhold any tax to the tax or revenue authorities in the Territory regarding any payment to Draxis due to the laws of the Territory, such amount shall be deducted from the payment to be made by DUSA, and DUSA shall promptly notify Draxis of such withholding and, within a reasonable amount of time after making such deduction, furnish Draxis with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

6.    COVENANTS.

      6.1 Joint Covenants. Promptly after the Effective Date, and in no case more than sixty (60) days thereafter, the Parties shall file with any applicable Regulatory Authorities any and all information required by such Regulatory Authorities to transfer all regulatory filings (e.g., all CTAs, Registration Applications and Registrations) filed with such Regulatory Authority from Draxis or any Affiliate, to DUSA. The Parties also agree to use all reasonable commercial efforts to take any and all other actions required by any Regulatory Authority, or other governmental entity in the Territory, if any, to effect the transfer of all such regulatory filings, along with the drug identification number(s) assigned to the DUSA Product in the Territory from Draxis or any Affiliate, as applicable, to DUSA.

      6.2 Covenants of Draxis. Draxis covenants with DUSA as follows:

            6.2.1 Draxis has returned or transferred, or will return or transfer as required pursuant to Section 3.2, to DUSA all Materials and know-how, including Draxis Know-How, pertaining to the development and commercialization of Products and the Method as well as the DUSA Product, received by Draxis or its Affiliates from DUSA, or developed by Draxis, its Affiliates and/or its third party contractors or collaboration partners, during the term of the Assignment (subject to Draxis' right to retain an archival copy as set forth in Section 3.2.1);

            6.2.2 Draxis shall comply with all applicable state, provincial, federal and international laws, rules and regulations (including, without limitation, those applicable to the transfer of regulatory records and filings relating to Products, the Method and the DUSA Product) in connection with the performance of its obligations under this Agreement;

            6.2.3 Draxis and its Affiliates shall report to DUSA any product complaints and/or safety information (e.g., adverse drug experiences) regarding the DUSA Product in the Territory promptly after being made aware of same, in order to permit DUSA to make timely reports to the Regulatory Authorities as may be required; and

            6.2.4 Draxis and its Affiliates agree, on their own behalf and for the benefit of DUSA, that, during the Royalty Payment Period, neither Draxis nor any of its Affiliates shall develop, manufacture for itself or its Affiliates, market, distribute or sell a product, either for prescription or over-the-counter sale, which competes with the Invention and all Improvements, if any, in the Territory.

7.    CONFIDENTIALITY.

      7.1 DUSA's Confidential Information. Draxis acknowledges that the Materials and know-how received by Draxis or its Affiliates from DUSA during the term of the Assignment are Confidential Information and subject to terms of the CDA, which are incorporated in this Agreement by reference.

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


      7.2 Protection of Proprietary Information. In addition to the foregoing, any Materials and know-how, including Draxis Know-How, pertaining to the development and commercialization of Products, the Method and DUSA Product, developed by Draxis, its Affiliates and/or their third party contractors or collaboration partners during the term of the Assignment (collectively,
"Proprietary   Information")   shall  be  deemed  to  be  the  confidential  and
proprietary information of DUSA as the disclosing party. Draxis shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any such Proprietary Information; except to the extent that it can be established by Draxis that such Proprietary
Information:

            7.2.1 becomes published or otherwise part of the public domain through no fault or omission on the part of Draxis or its Affiliates;

            7.2.2  is   received   by   Draxis,   without   restriction   as  to
confidentiality or use, from a third party legally entitled to possession of such Proprietary Information and having a right of further disclosure; or

            7.2.3 is required to be disclosed under applicable laws or regulations or an order by a court or other regulatory body having competent jurisdiction; PROVIDED, HOWEVER, that except where impracticable, Draxis shall give DUSA reasonable advance notice of such disclosure requirement (which shall include a copy of any applicable subpoena or order) and shall cooperate with DUSA to oppose, limit or secure confidential treatment for such required disclosure. In the event of any such required disclosure, Draxis shall disclose only that portion of the Proprietary Information that Draxis is legally required to disclose.

      7.3 Term of Obligation. The obligations Draxis under Section 7.2 shall continue for a period of ten (10) years from the Effective Date.

      7.4 Remedies. DUSA shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining Draxis from any violation or threatened violation of this Section 7.

8.    INDEMNIFICATION.

      8.1 By Draxis. Draxis shall indemnify, defend and hold harmless DUSA, its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) for claims of any Third Party to the extent arising from or in connection with or otherwise with respect to:

            8.1.1 a breach of any representation, warranty or covenant of Draxis contained in this Agreement; or

            8.1.2 a breach of any representation, warranty or covenant of Draxis contained in the Assignment; or

            8.1.3 any negligence, recklessness or wrongful intentional acts or omissions of Draxis, or its Affiliates, and their respective directors, officers, employees and agents, in connection with Draxis' performance of its obligations under this Agreement; or

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


            8.1.4 any liabilities, obligations or commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, to the development or commercialization of Products, the Method or DUSA Product to the extent related to any period on or before the Effective Date.

      8.2 By DUSA. DUSA shall indemnify, defend and hold harmless Draxis, its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) for claims of any Third Party to the extent arising from or in connection with or otherwise with respect to:

            8.2.1 a breach of any representation, warranty or covenant of DUSA contained in this Agreement;

            8.2.2 DUSA's failure to pay to PARTEQ royalties on sales of the DUSA Product in the Territory pursuant to the License; or

            8.2.3 any liabilities, obligations or commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, to the development or commercialization of Products, the Method or DUSA Product to the extent related to any period after the Effective Date.

      8.3 Notice. In the event that any person (an "Indemnitee") entitled to indemnification under Section 8.1 or 8.2 is seeking such indemnification, such Indemnitee shall: (i) inform, in writing, the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim; (ii) permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party; provided, that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or the other Party); (iii) cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim; and (iv) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the claim(s).

      8.4 Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses, including without limitation, legal fees and expenses, actually incurred by an Indemnitee in connection with enforcement of Sections 8.1 or 8.2 shall also be reimbursed by the indemnifying Party.

9.    SURVIVAL OF REPRESENTATIONS.

      The representations and warranties contained in this Agreement shall survive the Effective Date and remain in full force and effect until the expiration of the Royalty Payment Period; provided, however, that if notice of any claim for indemnification pursuant to Section 8.1 or Section 8.2 shall have been given prior to the expiration of the Royalty Payment Period, the relevant representations and warranties shall survive for purposes of such claim until such time as such claim is finally resolved.

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


10.   MISCELLANEOUS.

      10.1 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

      10.2 Assignment. Neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Party hereto, except that: (i) either Party may assign its rights and transfer its duties hereunder to an Affiliate or to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of such Party's merger, consolidation or involvement in a similar transaction. No assignment and transfer shall be valid or effective unless done in accordance with this Section 10.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

      10.3 Dispute Resolution. Prior to the commencement of any litigation under this Agreement, a senior executive of the Party considering commencement of such litigation shall to notify a senior executive of the other Party that such litigation is being contemplated. For at least twenty (20) business days following the other Party's receipt of such notice, the Parties' senior executives shall use good faith efforts to make themselves available to discuss the dispute and attempt to resolve the matter. If the dispute is not resolved within such twenty (20) business days, the Party providing the notice may commence litigation with respect to the subject matter of the dispute and with respect to any other claims it may have and thereafter neither Party hereto shall have any further obligation under this Section 10.3.

      10.4 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

               In the case of DUSA, to:

                                              DUSA Pharmaceuticals, Inc.
                                              25 Upton Drive
                                              Wilmington, Massachusetts 01887
                                              U.S.A.
                                              Attention: President and CEO
                                              Facsimile No.: (978) 657-9193
                                              Telephone No.: (978) 657-7500

               In the case of Draxis, to:

                                              Draxis Health, Inc.
                                              6870 Goreway Drive, Suite 200
                                              Mississauga, Ontario L4V 1P1
                                              Canada
                                              Attention: President
                                              Facsimile No.: (905) 677-5494
                                              Telephone No.: (905) 677-5500

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


                            With a copy to:

                                              Draxis Health Inc.
                                              16751 Trans-Canada Highway
                                              Kirkland, Quebec H9H 4J4
                                              Attention:  General Counsel
                                              Facsimile No.: (514) 630-7201
                                              Telephone No.: (514) 630-7060

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the fifth (5th) business day after such notice or request was deposited with the U.S. or Canadian Postal Service.

      10.5 Books and Records. Any books and records to be maintained under this Agreement by a Party shall be maintained in accordance with GAAP.

      10.6 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      10.7 Use of Name; Publicity. Except as otherwise provided herein: (i) neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party, or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement; and (ii) neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that nothing in this Section 10.7 shall prevent either Party from issuing statements that such Party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, NASDAQ or any other stock exchange on which securities issued by such Party are traded). In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement and with financial terms sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

      10.8 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

      10.9 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


      10.10 Entire Agreement. This Agreement including the Schedules hereto, together with the surviving sections of the Assignment, the referenced definitions of the License and the CDA, set forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

      10.11 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

      10.12 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

      10.13 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE RELATED INSTRUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

      10.14 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

      10.15 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures shall be treated as original signatures.

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.



DRAXIS HEALTH INC.                            DUSA PHARMACEUTICALS, INC.

By: /s/ Alicia Gualtieri                      By:  /s/ D. Geoffrey Shulman
    ------------------------------               -------------------------------
Name: Alicia Gualtieri                        D. GEOFFREY SHULMAN,
Title:  General Counsel and Secretary         President and CEO



PARTEQ hereby consents and agrees to the termination of the Assignment in accordance with the terms and conditions of this Agreement.


PARTEQ RESEARCH AND DEVELOPMENT INNOVATIONS


By: /s/ John P. Malloy
    ---------------------------


Name: John P. Malloy    Title:  President & CEO
      --------------            ---------------

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


                                                                 Exhibit 10(b.2)


                                  SCHEDULE 1.8

                              DRAXIS PATENT RIGHTS

NONE

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


                                                                 Exhibit 10(b.2)


                                 SCHEDULE 3.2.1

                                    MATERIALS

1. Complete copy of the new drug submission original application.

2.  Copy  of  all  correspondence  to  and  from  Regulatory   Authorities  post
application submission.

3. Copy of notice of compliance letter.

4. Copy of all correspondence to and from Regulatory Authorities post receipt of the notice of compliance letter.

5. Final agreed upon labeling for Kerastick(R) (if different from application).

Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Sec1urities and Exchange Commission.


                                                                 Exhibit 10(b.2)


                                 SCHEDULE 3.2.2

                            CONTRACTORS AND PARTNERS


NONE